Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Axion Power International, Inc.

3601 Clover Lane

New Castle, PA 16195

We hereby consent to the use in this Amendment No. 3 to Registration Statement on Form S-1 of our report dated March 31, 2014, except for the effects of the reverse stock split described in Note 12, as to which the date is September 8, 2014, relating to the consolidated balance sheets of Axion Power International, Inc., as of December 31, 2013 and 2012 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years then ended. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern. We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ EFP Rotenberg, LLP

EFP Rotenberg, LLP

Rochester, New York

October 22, 2014